Exhibit 1

JOINDER TO JOINT FILING AGREEMENT

The undersigned acknowledges and agrees to be bound by that certain Joint Filing Agreement, dated as of July 7, 2022, executed in connection with the filing of the Schedule 13D related to ownership of shares and American Depositary Shares of Polestar Automotive Holding UK PLC and filed with the Securities and Exchange Commission on July 7, 2022 (and all amendments thereto).

IN WITNESS WHEREOF, the undersigned hereby executes this Joinder to Joint Filing Agreement as of this 10th day of May 2024.

GEELY SWEDEN AUTOMOTIVE INVESTMENT B.V.

By:	/s/ Hans Oscarsson
Director

By:	/s/ Quan Zhang
Director